EXHIBIT 99.2

Q4-11 Earnings call

Alex Introduction

Thanks Hughie.

Good afternoon.  I would like to welcome everyone to SMTC’s fourth quarter earnings call.  Joining me today is my Co-Chief Executive Officer, Claude Germain.

I’d like to remind everybody that this presentation includes statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties.  The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the Company’s control, and that future events and results may vary substantially from what the Company currently foresees.  Discussion of the various factors that may affect future results is contained in the Company’s Annual Report on Form 10-K; on Form 10-Q and subsequent reports on Form 8-K and our other filings with the Securities and Exchange Commission and SEDAR.

For our agenda today, we will first cover our fourth quarter results; we will provide closing comments, which will then be followed by a question and answer period.

As you can see from our press release issued earlier today, results for the fourth quarter were strong and in line with our guidance.  The key to this performance was a 61% increase in revenues from the third quarter to $71.1 million. This increase was driven by three factors; firstly an increase in sales to existing customers due to increased end market demand and new program wins, secondly, new customer wins which produced $8 million in new revenues in Q4 verses Q3 and lastly, revenue from our recent ZF Array acquisition.  Revenue was also favorably affected by our recent ZF Array acquisition where we recorded one month of revenue in Q3 verses three months in Q4.

Gross margins doubled quarter over quarter to $7.7 million or 10.9%.  This compares with $3.8 million or 8.7% in the prior quarter.  This increase in margins stems from higher revenues, better labor efficiencies and higher utilization of fixed costs.

During Q4, corporate overhead and SGA costs decreased as a percent of revenues to 5.9% in Q4 from 8.4% in Q3.  Total SGA expenses increased during the quarter from $3.7 million in Q3 to $4.2 million in Q4.  This increase was due to accounting for a full quarter of ZF Array costs, increased site administration costs in Asia and Mexico, and increased corporate costs due to stock based compensation charges and recruiting fees.

Interest expense increased in the quarter from $326 thousand last quarter to $487 thousand this quarter due to increased average debt levels versus the previous quarter.  This increase was due to the need to support higher working capital levels versus the previous quarter as well as debt incurred for the ZF acquisition.

Q4-11 Earnings call

The Company recorded net income of $2.86 million in Q4, including a reversal of a $115 thousand restructuring charge for ZF Array recorded in Q3. This compares to a loss of $1.46 million last quarter.

Inventory levels remained constant throughout the quarter at approximately $52 million.  Inventory turns decreased from 115 days in Q3 to 76 days in Q4. These levels were still higher than optimal as we ended the quarter with a substantial unshipped order backlog for several customers.  We anticipate this backlog to clear during Q1 and inventory levels to moderate somewhat.

Accounts receivable were $38 million in Q4, up from $30 million in Q3.  This increase was due to increased revenue levels in the quarter.  AR days decreased to 49 days verses 61 days in the previous quarter.   Accounts payable was $46 million, increased from $36 million last quarter. This increase was driven by the upswing in demand for the quarter as well as strong demand for Q1 2012.  AP days decreased however, to 67 days from 81 days in the previous quarter.

Capital investments were $1.5 million in the quarter, of which $1.0 million was financed through capital leases.

Net bank debt decreased by $4.8 million during the quarter resulting in an ending balance of $16.6 million.

The financial results achieved by the Company in Q4 are a sharp contrast to the previous three quarters of 2011 and are the direct result of our turnaround efforts to date.  By reducing and rightsizing our cost structure, focusing resources on customer facing initiatives, and executing on opportunistic accretive acquisitions, we have seen a substantial increase in the financial performance of the business, reaching near record levels of quarterly revenue and profitability.  We are committed to further enhancing our operating efficiencies resulting in increased margins and working capital efficiencies in the upcoming quarters.

With that, I will now turn the call over to my Co-Chief Executive Officer, Claude Germain.

Claude

Thanks Alex and good afternoon everyone.

At a high level, SMTC bounced off a bottom at the end Q3, experiencing greater than 60% revenue growth from Q3 to Q4.

As Alex mentioned this sharp increase is due primarily to 3 factors:

Q4-11 Earnings call

•	Increased share of wallet gains with a handful of key accounts

•	New revenues resulting from new customer additions

•	New revenues as a result of our ZF Array acquisition

During 2011 we added 11 new customers, by far and away the best year for SMTC in new customer adds.

While our revenue growth is strong, and as you can see from our guidance we expect these demand levels to carry into Q1 and beyond, we need to caution our stakeholders to not extrapolate from these short term growth rates, but rather to focus, on our long term organic revenue growth target of 10% annually before considering new acquisitions. Some quarters will be higher, some lower…but our long term objective is 10% organic growth which of course, drives higher percentage EBITDA growth due to solid operating leverage. This EBITDA growth combined with our NOL usage is meant to generate strong free cash flow which we plan to use for high ROI decisions that support our strategic initiatives.

Strategically, SMTC remains focused on six strategic initiatives.

The first involves growing existing accounts – investing in and upgrading our account management capabilities.  We believe strongly that a major long term contributor to our growth is both customer retention and continued share of wallet gains or “new program wins” with our existing stable of customers.  But to this end we continue to add to our account management capabilities, we continue to drive continuous improvement plans for our customers, and we are rolling out our first cross functional dedicated account management team.  Their focus will be to ensure that we are anticipating and ultimately fulfilling our customers’ requirements in areas such as Value Engineering, Quality, Logistics support and overall program costs.

The second initiative is to close new accounts.  We achieved eight new customer wins in the last half of 2011 (recognize, we don’t always announce our specific wins for competitive reasons), doubling our previous best year for new customer wins. Signs point to continued success as we have already won two new opportunities in 2012.  We are currently focused on ensuring these new customer and program introductions are accomplished as seamlessly as possible.

The third strategic initiative for the business has been to streamline our organization – and to change our culture -  to be more customer centric, to reduce costs and to create a leaner more entrepreneurial organization structure.  As stated on previous calls, we have done much to reduce corporate overhead over the past six months and have focused the lion’s share of any new SG&A investment customer facing roles such as sales, account management, program management

Our fourth strategic initiative has been to focus on operational excellence.  During the quarter we have focused on improving our quality, operating efficiencies, customer service and throughput.  Our gross margins were much improved in the fourth quarter partly due to these efforts and we fully expect this to lead to improved gross margins, and working capital efficiencies.

Q4-11 Earnings call

Our fifth initiative is on accretive M&A activities to leverage our existing fixed costs, expand our capabilities, and diversify our customer base.   Integration of the ZF Array acquisition is going well. Though we delayed the full integration of the two businesses by one quarter in order to optimize the potential synergies, we expect to realize at least 50% or more synergies than originally planned due to these efforts, and expect the integration efforts to be much completed by the end of Q1.  Though we are keeping a tight discipline on our approach, and have turned down a few deals that did not fit the criteria just mentioned, we expect to continue to pursue deals in 2012 that satisfy the objectives of this initiative.

Lastly, we will be focusing on upgrading our IT systems and processes.  The objective of this initiative is to increase efficiency, and our ability to respond both rapidly and intelligently to customer needs.  As part of this effort, we will be upgrading our manufacturing, supply chain, and financial systems beginning this quarter.

In summary, when Alex and I arrived at SMTC in June of last year, we instilled a disciplined methodology for achieving a rapid turnaround of SMTC.  Since that time we have maintained a strong focus on these six core initiatives.  Our fourth quarter results have shown that this approach is resulting in solid financial performance in the near term.  We remain focused on growing this business by continuing these initiatives and look forward to reporting on our progress next quarter.

I will now turn the call back to Alex.

Alex

Thanks Claude.

I think with that Hughie, we will open the call for any questions.

Thank you.